Exhibit 10.3

TRC COMPANIES, INC.

CHANGE IN CONTROL SEVERANCE PLAN
FOR KEY EXECUTIVES

1.              Purpose, Establishment and Applicability

(a)       TRC Companies, Inc. (the “Company”) hereby establishes this Change in Control Severance Plan for Key Executives (the “Plan”) effective as of July 1, 2013 (the “Effective Date.”)

(b)       The Plan is intended to secure the continued dedication of certain key executives of the Company in light of the possibility or occurrence of a Change in Control, to diminish the distraction of such executive due to personal uncertainty and to provide such executives with a reasonable compensation and benefits arrangement in the event of a termination in connection with a Change in Control.

(c)        Subject to the terms of the Plan, the benefits provided by the Plan shall be available to only those employees who qualify as Executives as defined in Section 2 hereof.

(d)       The Plan established and vests in each Executive a contractual right to the benefits pursuant to the terms and conditions hereof, as may be modified from time to time by the Compensation Committee of the Company’s Board of Directors. This Plan is binding upon the Company and any successor thereof (the Company and such successor referred to herein as “Employer”) and Executive may enforce this Plan against Employer.

2.              Definitions

(a)         “Annual Bonus” means an amount equal to the higher of (i) the Executive’s bonus at the Target level as established for the fiscal year in which a Change in Control occurs or (ii) the actual bonus reasonably projected to be earned by the Executive in such fiscal year in the absence of such Change in Control;

(b)         “Base Salary” means an amount equal to the Executive’s gross annual base salary at the rate in effect immediately prior to a Change in Control.

(c)          “Board” means the Board of Directors;

(d)         “Cause” means the Executive’s willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or conviction for a felony. No act, or failure to act, on the Executive’s part shall (i) be considered

“willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Employer, or (ii) be considered to establish “Cause” unless the Board has first given the Executive both a written notice detailing the conduct that is alleged to constitute Cause, and a reasonable opportunity to justify or cure (if possible) such conduct.

(e)          “Change in Control” means (i) the merger or consolidation of the Company with another entity, as a result of which the Company will not be the surviving entity; (ii) the sale of all or substantially all of the Company’s assets or all or substantially all of the assets of the Company’s wholly-owned subsidiaries; (iii) the acquisition, by an entity, person or group of beneficial ownership (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934) of the capital stock of the Company if, immediately after such acquisition, such entity, person or group is entitled to exercise more than 50% of the outstanding voting power of all capital stock of the Company entitled to vote at elections of directors.

(f)           “Employer” means TRC Companies, Inc., an affiliate thereof or its or their successors and assigns.

(g)          “Executive” means an individual serving in one of the following positions:

Chief Operating Officer

Chief Financial Officer

Chief Strategy Officer

General Counsel

Controller

Sector Leader

Vice President/Director of Human Resources

(h)         “Good Reason” means any of the following events: (i) the requirement that the Executive’s principal executive function be performed more than 30 miles from the Executive’s primary office as of the Effective Date or any future location to which the Executive has not asserted Good Reason for resignation; (ii) a material reduction in the Executive’s base compensation as the same may be increased from time to time, other than as part of an across-the-board program affecting all senior officers; (iii) the failure by the Employer to provide the Executive with compensation and benefits substantially similar to those provided to him under any of the executive benefit plans in which the Executive now or hereafter becomes a participant, or the taking of any action by the Employer which would directly or indirectly reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him; (iv) a material diminution in the Executive’s authority, duties, or responsibilities; (v) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive reports; (vi) a material diminution in the budget over which the Executive has authority; (vii) any other action or inaction that constitutes a material breach by Employer of the terms and conditions of

Executive’s employment. In order for an event to constitute Good Reason hereunder, Executive must give notice thereof within 90 days of its occurrence and Employer shall not have cured such event within 30 days following such notice.

(i)             “Protected Period” means the period that begins on the date six months before a Change in Control and ends on the second annual anniversary of the Change in Control; and

(j)            “Total Annual Compensation” means the sum of the Executive’s Base Salary and Annual Bonus, and the cost of all perquisites and benefits for the 12-month period before the Change in Control (or, if higher, the date when Executive’s employment terminates).

3.              Severance Benefits

The Executive shall be entitled to receive severance benefits pursuant to this Agreement in the event that during the Protected Period:

(a)                                 the Employer terminates the Executive’s employment without Cause, or

(b)                                 the Executive resigns after an event that constitutes Good Reason.

In the event of either (a) or (b) the Executive or the Executive’s estate, as the case may be, shall:

•                       receive a lump sum payment equal to one times the Executive’s Total Annual Compensation;

•                       receive any portion of the Executive’s Base Salary that has been earned but not paid or any reimbursable expenses have been incurred by the Executive but not reimbursed, in each case to the date of termination of employment, together with any amount to which the Executive is entitled under any applicable employment- related legislation or common law doctrine, as amended and enforced from time to time, to the extent that the same cannot be waived by the Executive;

•                       automatically vest on the date the Executive’s employment terminates (or on such earlier date as the Board may in its sole discretion determine) in the right of the Executive or his estate, as the case may be, in any vested or unvested restricted stock or stock options then held by the Executive; and

The payments required under subparagraphs (a) and (b) hereof shall be made within 15 business days following the Executive’s termination of employment or such other date so as to comply with Section 409A of the Internal Revenue Code, subject to all deductions, which may be netted from any payments due, that are required to be withheld or paid pursuant to applicable law and regulation.

4.              Required Release of Claims

Payments are inclusive of any notice or pay in lieu of notice or severance pay to which Executive would otherwise be entitled under statute, pursuant to common law or otherwise in the event that the Executive’s employment is terminated. Upon any termination of the employment of the Executive as contemplated in this Plan as provided hereunder and the delivery of all severance benefits and reimbursements due under this Agreement, the Executive shall:

(a)              have no action, cause of action, claim or demand of any nature or kind whatsoever against the Employer, or any related entity, or against any other person as a consequence of, in respect of or in connection with this Agreement or such termination of the Executive’s employment; and

(b)              sign, as a condition for receiving severance benefits hereunder, a general release of all claims, including an effective waiver of claims under the Age Discrimination in Employment Act, as amended from time to time.

Upon any termination of the Executive’s employment, the Executive or the Executive’s estate, as the case may be, shall at once deliver or cause to be delivered to the Employer all books, documents, effects, money, securities, credit cards or other property that both belong to the Employer or for which the Employer is liable to others, and is in the possession, charge, control or custody of the Executive.

5.              Attorneys’ Fees

In the event that any dispute arises between the Executive and the Employer (or any related entity) as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action that the Executive takes to enforce the terms of this Plan or to defend against any action taken by the Employer, the Executive shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Executive shall obtain a final judgement by a court of competent jurisdiction in favor of the Executive.

6.              Miscellaneous

Notices. Any notice required or permitted to be given to the Employer hereunder shall be sufficiently given if delivered personally by recognized overnight courier or mailed by prepaid registered mail addressed to the General Counsel at the principal office of the Company, or to the Executive at his principal office or at his last place of residence contained in the records of the Employer. Any such notice, if delivered, shall be deemed to have been given upon its delivery and, if mailed as aforesaid, shall be deemed to have been given on the fourth business day following the date of mailing. Any party hereto may change its address for notice by notice given to each party hereto in accordance with the foregoing.